Exhibit 99.2

Media Contact

Tabitha Long.

(312) 384-8018.

FOR IMMEDIATE RELEASE

Inteliquent Announces Results of Audit Committee Investigation: No Restatement Required

CHICAGO, August 23, 2013 – Inteliquent, Inc. (Nasdaq: IQNT), a leading provider of voice services, today announced that the Audit Committee of Inteliquent’s Board of Directors, with the assistance of independent outside professionals, has completed its previously disclosed internal investigation relating to an impairment charge and financial forecasting practices. Inteliquent has determined that as a result of the Audit Committee’s findings, it will not be required to restate historical financial statements.

As disclosed in Inteliquent’s Annual Report on Form 10-K for the year ended December 31, 2012, Inteliquent reported a $75.3 million impairment of goodwill and intangibles charge, a $13.2 million impairment of fixed assets charge, and a net loss of $78.1 million, in each case for the year ended December 31, 2012. As also previously disclosed by the company, during the second quarter of 2013, Inteliquent’s Board of Directors determined that an internal investigation of whether such impairment charge was overstated should be undertaken by the Audit Committee with the assistance of independent outside professionals. During the same time period, Inteliquent’s Board of Directors also determined that the Audit Committee, with the assistance of independent outside professionals, should conduct an internal investigation of the company’s financial forecasting practices during the fourth quarter of 2012 and the first quarter of 2013.

Inteliquent announced today that the Audit Committee completed its investigation. With the assistance of independent outside professionals, the Audit Committee found that no restatement of the company’s previously issued financial statements nor any action relating to the company’s previous financial forecasts is required. Further, Inteliquent intends to file its Quarterly Report on Form 10-Q for the period ended June 30, 2013 with the Securities and Exchange Commission as soon as practicable and well in advance of the previously disclosed October 14, 2013 due date by which Inteliquent is required to submit to Nasdaq a plan to regain compliance with Nasdaq’s continued listing standards. Inteliquent expects to be in compliance with Nasdaq’s continued listing standards after the filing of its Quarterly Report on Form 10-Q.

As previously disclosed, on August 9, 2013, a federal securities class action lawsuit was filed against Inteliquent in the United States District Court for the Northern District of Illinois (Costas Stamatiades, individually and on behalf of All Other Persons Similarly Situated v. Inteliquent, Inc., f/k/a Neutral Tandem Inc., G. Edwards Evans, Robert Junkroski, and David Zwick, 13-CV-5701). The plaintiff alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder relating to the matters addressed in the Audit Committee’s internal investigation. As of the date of this press release, Inteliquent has not been formally served with the complaint, and intends to vigorously defend itself in this lawsuit. No reasonable estimate of the loss, if any, associated with this litigation is possible.

Second Quarter Earnings Conference Call

Inteliquent also announced today that it plans on holding its previously postponed second quarter earnings conference call at 9:00 a.m. ET on September 5, 2013. A subsequent press release will be issued with specific information regarding how to join the call.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “intends,” “may,” “projects,” “proposed,” “plans,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the company makes. Factors that might cause such differences include, but are not limited to, matters arising out of or related to the impairment charge and financial forecasting practices that were subject to investigation by the Audit Committee, the possibility that the Securities and Exchange Commission may disagree with the Audit Committee’s findings and may require a restatement of financial statements or additional or different remediation, any other proceedings which may be brought against the company by the Securities and Exchange Commission or other governmental agencies, the outcome of current and potential shareholder derivative actions filed against certain of the company’s officers and directors, the possibility of additional private litigation related to the impairment charge and financial forecasting practices that were subject to investigation by the Audit Committee and related matters, and factors included in the company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section in the company’s Annual Report on Form 10-K for the period ended December 31, 2012, as such risk factors may be updated from time to time in subsequent reports. Furthermore, such forward looking statements speak only as of the date of this press release. The company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately ten billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter @Inteliquent.

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